Filed Pursuant to Rule 424(b)(5)
Registration No. 333-197122

Prospectus Supplement

(To Prospectus Dated October 3, 2014)

Up to $7,900,000 of Series A Redeemable Convertible Preferred Stock

We are offering directly to an institutional investor, pursuant to a stock purchase agreement, up to an aggregate of 790 shares, for up to an aggregate of $7,900,000, of our newly designated Series A Redeemable Convertible Preferred Stock, par value $0.01 per share, or the Series A Preferred Stock, convertible into shares of the Company’s common stock, par value $0.01 per share, at a fixed conversion price of $1.00 per share, subject to certain closing conditions including conditions customary for transactions of this type, and up to 7,900,000 shares of our common stock issuable upon conversion of the Series A Preferred Stock and up to 52,100,000 additional shares of common stock that we may issue, at our sole discretion in lieu of cash, as a conversion premium or in payment of dividends on such shares of Series A Preferred Stock. The number of additional common shares that we may issue as a conversion premium or in payment of dividends, is dependent on the dividend rate which can range from 0% to 15% depending on our underlying stock price at the time of conversion and assuming no triggering event has occurred. The purchase price for each share of Series A Preferred Stock is $10,000, with a 5% original issue discount.

Our common stock is traded on the Global Market of the NASDAQ Stock Market LLC, or NASDAQ, under the symbol “UNIS”. On November 6, 2015, the last reported sale price of our common stock was $0.94 per share. Our Chess Depositary Interests (each representing one-sixth of one share of Unilife common stock) are listed on the Australian Securities Exchange under the symbol “UNS.” On November 6, 2015, the last reported sale price of our Chess Depositary Interests was A$.250 per Chess Depositary Interest.

We are not listing our Series A Preferred Stock on an exchange or any trading system and we do not expect that a market for our Series A Redeemable Convertible Preferred Stock will develop.

Each share of our Series A Preferred Stock is convertible into shares of our common stock at a rate of $1.00 per share at any time at the option of the holder, provided that the holder will be prohibited from converting Series A Preferred Stock into shares of our common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% of the total shares of our common stock then issued and outstanding. Shares of Series A Preferred Stock shall mature seven years following the closing of this offering.

We estimate that the total expenses of this offering payable by us will be approximately $250,000.

Investing in our common stock involves risks. See “Risk Factors” on page S-12 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated November 7, 2015

We are offering to sell, and are seeking offers to buy, the common stock only in jurisdictions where such offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

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ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectus that we have authorized for use in connection with this offering. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and in any free writing prospectus that we have authorized for use in connection with this offering, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the section of this prospectus supplement entitled “Incorporation of Certain Information by Reference” and the sections of the accompanying prospectus entitled “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.”

This prospectus supplement and the accompanying prospectus form part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. This document contains two parts. The first part consists of this prospectus supplement, which provides you with specific information about this offering. The second part, the accompanying prospectus dated October 3, 2014, provides more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. This prospectus supplement may add, update or change information contained in the accompanying prospectus. To the extent that any statement we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference herein or therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference herein and therein.

This offering of our shares of common stock will not be extended to investors in Australia. Accordingly, neither this prospectus supplement nor the accompanying prospectus is a prospectus or disclosure document for the purposes of the Australian Corporations Act 2001 (Cth), or the Corporations Act, and they have not been lodged with the Australian Securities & Investments Commission. The purpose of this offering of our shares of common stock is not to facilitate the subsequent sale or transfer of such shares of common stock (or the grant, issue or transfer of any interest in or option over shares of our common stock) into Australia within 12 months following the date of issue of such shares of common stock. By purchasing our shares of common stock under this prospectus supplement and the accompanying prospectus you will be deemed to have warranted to us that you do not intend to resell any such shares (or grant, issue or transfer any interest in or option over such shares of our common stock) in Australia during the period of 12 months following such purchase.

By purchasing shares of our common stock under this prospectus supplement and the accompanying prospectus you will also be deemed to have warranted to us that you are not (i) a related party or substantial holder of ours (as such terms are defined in the Listing Rules of the Australian Securities Exchange) or, (ii) an individual or entity for which stockholder approval would be required to be obtained by us under the Listing Rules of the Australian Securities Exchange in order to issue shares of our common stock to you under this prospectus supplement and the accompanying prospectus.

Unless the context otherwise requires, we use the terms “Company,” “Unilife,” “we,” “us,” “our” and similar names in this prospectus supplement to refer to Unilife Corporation and its consolidated subsidiaries.

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All references in this prospectus supplement to our financial statements include, unless the context indicates otherwise, the related notes.

The industry and market data and other statistical information contained in the documents we incorporate by reference are based on management’s own estimates, independent publications, government publications, reports by market research firms or other published independent sources, and, in each case, are believed by management to be reasonable estimates. Although we believe these sources are reliable, we have not independently verified the information.

The information contained in this prospectus supplement or the accompanying prospectus is accurate only as of the date of this prospectus supplement or the accompanying prospectus, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus or of any sale of the shares. We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus supplement or the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

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PROSPECTUS SUPPLEMENT SUMMARY

The following summary of our business highlights some of the information contained elsewhere in or incorporated by reference into this prospectus supplement. Because this is only a summary, however, it does not contain all of the information that may be important to you. You should carefully read this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, which are described under “Incorporation of Certain Information by Reference” in this prospectus supplement and under “Incorporation of Certain Information by Reference” and “Where You Can Find More Information” in the accompanying prospectus. You should also carefully consider the matters discussed in the section entitled “Risk Factors” in this prospectus supplement, in the accompanying prospectus and in other periodic reports incorporated herein by reference.

Our Company

We are a designer, manufacturer and supplier of innovative injectable drug delivery systems that can enhance and differentiate the injectable drugs, biologics and vaccines, or collectively injectable therapies, of our pharmaceutical and biotechnology customers. We have a broad portfolio of proprietary product platforms, including pre-filled syringes, drug reconstitution delivery systems, auto-injectors, wearable injectors, ocular delivery systems and other novel injectable drug delivery systems. Our newest innovation is the Imperium™ wearable insulin injector—a pre-filled and pre-assembled wearable injector that subcutaneously injects diabetes therapies in doses of 5uL. Products within each product platform are differentiated from conventional products with innovative features and functionality designed to optimize the safe, simple and convenient administration of an injectable therapy. The majority of our products are designed for sale directly to pharmaceutical and biotechnology companies who are expected to supply them as drug device combination products pre-filled and ready for administration by end-users such as health-care providers or patients. Other of our products, like our reusable auto-injectors and certain systems for targeted drug delivery, are designed to either be sold to pharmaceutical or biotechnology companies for use as combination products or to be sold directly by us to a health care provider or end user without having the device pre-filled by a pharmaceutical company. Products within each of our platforms can be customized by us to address specific customer, therapy, patient and/or commercial requirements.

Corporate Information

We were incorporated in Delaware on July 2, 2009 as a wholly-owned subsidiary of Unilife Medical Solutions Limited, or UMSL. On January 27, 2010, we became the parent company of UMSL upon completion of a redomiciliation under Australian law and UMSL’s stockholders and option holders exchanged their interests in UMSL for equivalent interests in us. Our principal executive offices are located at 250 Cross Farm Lane, York, Pennsylvania 17406. Our telephone number is (717) 384-3400. Our website address is www.unilife.com. We make available free of charge on our website our annual, quarterly and current reports, including amendments to such reports, as soon as reasonably practicable after we electronically file such material with, or furnish such material to, the SEC. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider information contained on our website as part of this prospectus supplement or the accompanying prospectus.

Recent Developments

The Company has incurred recurring losses from operations as well as negative cash flows from operating activities during the fiscal year ended June 30, 2015, and the three months ended September 30, 2015, and anticipates incurring additional losses and negative cash flows until such time that it can generate sufficient revenue from the sale, customization, or exclusive use and licensing of its proprietary range of injectable drug delivery systems to pharmaceutical and biotechnology customers. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

On July 29, 2015, the Company entered into a Controlled Equity Offering Sales Agreement (the “New Sales Agreement”) with Cantor Fitzgerald & Co., pursuant to which the Company may, from time to time, issue and sell shares of common stock, having an aggregate offering price of up to $25.0 million. Through September 30, 2015, the Company has issued 3,628,323 shares for net proceeds of $4.6 million under the New Sales Agreement.

On July 29, 2015, the Company entered into an equity purchase agreement (the “Purchase Agreement”) with Lincoln Park Capital Fund, LLC (“LPC”), pursuant to which the Company may sell, from time to time, to LPC up to $45.0 million in shares of the Company’s common stock through July 2017, subject to certain limitations and conditions set forth in the Purchase Agreement. Through September 30, 2015, the Company issued 3,244,650 shares of common stock to LPC and received net proceeds of approximately $4.8 million after expenses. The Company is precluded from selling additional shares of common stock to LPC as a result of this offering, unless and until we receive shareholder approval on November 16, 2015 of Proposal No. 4 set forth in our definitive proxy statement dated October 2, 2015 (the “LPC Shareholder Approval”).

Under the terms of the LPC Purchase Agreement, the Company was required to obtain the consent of LPC prior to completing this offering. The Company obtained such consent on November 9, 2015 and contemporaneously issued a five-year warrant to purchase 900,000 shares of Common Stock to LPC at an exercise price of $1.00 per share.

On September 2, 2015, Unilife announced that in response to third-party initiated expressions of interest, the Company’s Board of Directors had engaged Morgan Stanley & Co. LLC to conduct a review of strategic alternatives to maximize shareholder value (the “Strategic Process”). This process is continuing and we have received interest from several parties. There can be no assurance that this exploration process will result in any initiatives, agreements or transactions that will enhance shareholder value.

On March 12, 2014 (the “Closing Date”), Unilife Medical Solutions, Inc. (the “Borrower”), a wholly owned subsidiary of the Company, entered into a credit agreement (the “Credit Agreement”) with ROS Acquisition Offshore LP, (the “Lender” or “ROS”), as amended by the First Amendment to the Credit Agreement, dated September 30, 2014, the Second Amendment to the Credit Agreement, dated June 30, 2015, and the Third Amendment to the Credit Agreement dated October 13, 2015 (collectively referred to as the “Amended Credit Agreement”). Pursuant to and subject to the terms of the Credit Agreement, the Lender agreed to provide term loans to the Borrower in the aggregate principal amount of up to $60.0 million. A first tranche loan of $40.0 million was drawn on the Closing Date and a further two tranches of $10.0 million each (collectively, the “Loans”) were committed by the Lender.

On September 30, 2014 the Borrower entered into a First Amendment to the Credit Agreement pursuant to which it received $10.0 million in proceeds from the second tranche on October 1, 2014 and $10.0 million in proceeds from the third tranche on November 10, 2014. On June 30, 2015, the Borrower entered into a Second Amendment to the Credit Agreement to remove the minimum cash revenue target for the six month period ended June 30, 2015.

On October 13, 2015, the Borrower entered into a Third Amendment to the Credit Agreement. Pursuant to and subject to the terms of the Third Amendment to the Credit Agreement, the Lender agreed to provide Borrower under the Amended Credit Agreement, up to an aggregate additional principal amount of $10.0 million, less fees and expenses, to be funded in tranches. Under the terms of the Amended Credit Agreement, the Borrower will be required to make funding requests and the Lender will not be obligated to fund such request unless the Borrower satisfies certain customary conditions precedent and the Lender agrees, in its discretion, to fund such request. As of November 6, 2015, the Borrower had borrowed $6.9 million under the Third Amendment to the Credit Agreement and has up to $3.1 million remaining. Under the Amended Credit Agreement, Borrower’s prepayments and repayments of any unpaid principal amount of the Loans shall include a 10.0% repayment premium (with certain enumerated exceptions). The Amended Credit Agreement contains customary representations and warranties in favor of the Lender. The Amended Credit Agreement requires the Borrower to maintain a cash balance of $3.0 million, rather than $5.0 million, and also contains certain other covenants relating to financial performance, cash revenue targets and liquidity targets, among others.

In connection with the Credit Agreement, the Borrower entered into a royalty agreement (the “Royalty Agreement”) with ROS which will entitle ROS to receive royalty payments. Concurrent with the First Amendment to the Credit Agreement, the Borrower entered into a First Amendment to the Royalty Agreement and concurrent with the Third Amendment to the Credit Agreement, the Borrower entered into a Second Amendment to the Royalty Agreement (collectively with the Royalty Agreement, the “Amended Royalty Agreement”). Pursuant to and subject to the terms of the Amended Royalty Agreement, Borrower has agreed to pay ROS 4.52% on the first $50.0 million of net sales (on a cash receipts basis as defined in the Amended Credit Agreement) in each fiscal year, plus 1.75% of net sales in excess of $50.0 million and up to and including $100.0 million in each fiscal year, plus 0.438% of net sales in excess of $100.0 million in each fiscal year. Borrower has the right to buy out the Amended Royalty Agreement at any time on or before March 12, 2018 at a reduced amount. The buy-out amount ranges from approximately $21.9 million up to a maximum of approximately $37.2 million. The buyout amount varies based on when the buy-out option is exercised and the amounts disclosed assume that the full $10.0 million under the Amended Credit Agreement contemplated by the Third Amendment to the Credit Agreement is funded and would, in each case, be reduced by amounts previously paid by Borrower to ROS pursuant to the Amended Royalty Agreement. In connection with the Third Amendment to the Credit Agreement and the Second Amendment to the Royalty Agreement (together, the “Recent Amendments”), the Borrower also issued an amended and restated promissory note to the Lender (the “Amended and Restated Promissory Note”). The Amended and Restated Promissory Note reflects the Borrower’s commitment to repay to the Lender all amounts owed under the Amended Credit Agreement, including the additional amounts contemplated by the Third Amendment to the Credit Agreement.

On November 6, 2015, the Borrower received a waiver from the Lender of the covenant in the Amended Credit Agreement that requires the Borrower to generate $54.1 million in customer cash receipts from January 1, 2015 to December 31, 2015, subject to the Lender’s receipt of fully executed transaction documents related to this offering as well as evidence of Borrower’s subsequent receipt of $7.5 million in gross proceeds from this offering. There were no other changes to the terms of the Amended Credit Agreement or Amended Royalty Agreement in connection with the waiver.

As previously disclosed, on September 14, 2015 the Company implemented a cost reduction and business realignment initiative pursuant to which the Company reduced its headcount by approximately 50 employees, or 17% of its workforce at the time. In connection with this initiative, we recorded a charge of approximately $0.4 million to operating expenses in the three month period ending September 30, 2015. On October 14, 2015, the Company implemented a second initiative to further reduce costs and employee headcount. The second cost reduction initiative included the following: (i) a workforce reduction of approximately 20 employees, or approximately 8% of the Company’s workforce at the time; and (ii) significant salary reductions for several executives, effective commencing with the October 16th payroll through December 31, 2015, including those described further below The Company recorded a charge of approximately $0.1 million from severance costs related to the second cost reduction initiative during the month ended October 31, 2015.

Both of these workforce reductions are expected to reduce annual operating costs by approximately $5.7 million. The Company does not believe that these cost reduction initiatives will negatively impact its ability to serve its customers.

On October 13, 2015, the Company’s Chief Executive Officer, Alan D. Shortall, entered into an amendment to his employment agreement with the Company (the “Shortall Amendment”). Pursuant to the Shortall Amendment, Mr. Shortall agreed to a 100% reduction of his base salary and the elimination of Mr. Shortall’s car allowance through December 31, 2015.

On October 13, 2015, the Company’s Chief Financial Officer, David Hastings, the Company’s President and Chief Operating Officer, Ramin Mojdeh, the Company’s General Counsel and Secretary, John Ryan, and the Company’s Chief Accounting Officer and Treasurer, Dennis Pyers, each entered into amendments to their respective employment agreements with the Company (the “Executive Amendments”). Pursuant to their respective Executive Amendments, Mr. Hastings, Dr. Modjeh, Mr. Ryan and Mr. Pyers agreed to a 50% reduction of their respective base salaries through December 31, 2015. Additionally, under their respective Executive Amendments, Mr. Hastings, Dr. Mojdeh and Mr. Ryan agreed to the elimination of Company-provided automobiles or automobile allowances through December 31, 2015, and Dr. Mojdeh agreed to the elimination of temporary relocation housing payments by the Company through December 31, 2015.

The impact of the implementation of these cost reduction and business realignment initiatives during September and October 2015 is expected to result in a decrease in R&D expense by approximately 30% in fiscal 2016 and selling, general and administrative expense by approximately 20% in fiscal 2016, when compared to the annualized run rate for operating expenses in the fourth quarter of 2015. These percentage decreases exclude share based compensation and depreciation expense.

As of November 6, 2015, the Company’s cash balance was approximately $6.6 million, including restricted cash of $2.0 million. This cash balance does not include proceeds from this offering. The Company believes that the remaining funding under the Amended Credit Agreement and proceeds from this offering along with the Company’s cash and restricted cash will provide the Company with sufficient liquidity to fund the Company’s operations only to December 31, 2015. However, the Company intends to raise additional capital through other sources, including through the New Sales Agreement with Cantor Fitzgerald & Co and, if we obtain the LPC Shareholder Approval, through the LPC Purchase Agreement. The Company is also pursuing the Strategic Process. If the Company is able to complete a strategic transaction the Company expects to have sufficient liquidity to operate the business through at least 12 months from the date of the consolidated financial statements. In addition, the Company may also pursue alternative sources of financing. However, the Company does not have any guaranteed sources of financing and there can be no assurance that cash from the Amended Credit Agreement, customer agreements or proceeds from the LPC Purchase Agreement or the New Sales Agreement will be available when needed, as such sources of liquidity are not entirely within its control. If it is unable to obtain additional financing or engage in a strategic transaction on acceptable terms and when needed, the Company may default under one or more of its debt obligations. A breach of any of the covenants related to its debt instruments could result in a higher rate of interest to be paid or the lenders could elect to declare all amounts outstanding under the applicable agreements to be immediately due and payable. If the lenders were to make such a demand for repayment, the Company would be unable to pay the obligations as it does not have existing facilities or sufficient cash on hand to satisfy these obligations. These factors, and the factors described above, continue to raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

The Company continues to have discussions with current and prospective customers for many active programs in its commercial pipeline and has executed several agreements featuring a combination of revenue streams and cash payments including exclusivity fees, device customization programs and product sales. Given the substantial size, complexity and long-term duration of many of these prospective agreements, some can take a significant time to negotiate and finalize.

During October 2015, the Company entered into a supply agreement under its November 2013 Master Development and Supply Agreement (“MDSA”) with a global biologics customer. This supply agreement provides commercial terms for the long-term supply of a customized device from Unilfe’s Precision-Therapy™ platform of wearable injectors for the lead indication of a monoclonal antibody in the customer’s pipeline in late-stage clinical studies. This new supply agreement provides minimum purchase commitments from the customer for the initial four years following the commercial launch of the lead indication of this biologic, as well as unit pricing for the devices.

In the second quarter of fiscal 2016, Unilife delivered to AbbVie customized electronic reusable auto-injectors based on the LISA™ device platform on schedule for use in human factors studies. Unilife will recognize $1.2 million in revenue in the second quarter of fiscal 2016 from AbbVie for completion of the LISA™ feasibility program in addition to payments received for earlier achieved milestones under the program.

The exclusivity period for the LISA™ device platform granted by Unilife under the definitive global strategic agreement signed with AbbVie on January 15, 2015, commences with Unilife’s completion of the deliverables under the feasibility program. The milestones tied to the exclusive period for the Unifill Finesse™ prefilled syringe have also been successfully completed. The parties are also working on agreements for other drug delivery systems, and the relationship between Unilife and AbbVie continues to be strong.

CEO Pledge of Common Stock

As disclosed in our definitive proxy statement dated October 2, 2015, our CEO Alan Shortall previously pledged 4,851,668 shares of our common stock as security for several loans from two lenders. As a result of the decline in the market price of our common stock, Mr. Shortall defaulted on the loans with one of the lenders and, upon such default, Mr. Shortall may be deemed to have transferred beneficial ownership of 2,951,668 shares of common stock (the “Default Shares”) to the lender on September 30, 2015. As of the date hereof, Mr. Shortall has negotiated various amendments to and/or forbearance agreements with respect to these loans as a result of which, among other things, (1) Mr. Shortall made cash payments to the lenders, pledged an additional 450,000 shares of common stock to one of the lenders, may be deemed to have reacquired beneficial ownership of the Default Shares as of October 26, 2015, and is required to make future cash payments of up to $1,204,400 in the aggregate on or before March 31, 2016 and/or deliver additional collateral of up to $722,298.09 in the aggregate on or before January 15, 2016; (2) the market prices at which the loans with one of the lenders may trigger default were reset to either $0.941 per share (for two loans) or $1.003 per share (for one loan), provided that such lender has agreed not to take any action with respect to any default arising from the market price of the common stock until March 31, 2016; (3) the market price at which the loans with the other lender would default was reset to $0.70 per share for the period of October 28, 2015 to January 14, 2016 and $0.77 per share for the period from and after January 15, 2016; (4) Mr. Shortall may be required to make future cash payments to one of the lenders at maturity; and (5) certain collateral will be held by one of the lenders for one year following loan settlement. If the market price of the common stock declines or if Mr. Shortall does not comply with his other obligations under the loan documents, Mr. Shortall may again default on these loans, in which event Mr. Shortall may forfeit his pledged shares and any other collateral, among other things.

On November 3, 2015, Mr. Shortall disclosed the foregoing matters and filed forms of the relevant loan agreements, amendments and forbearance agreements in an amendment to his Schedule 13D filed with the Securities and Exchange Commission.

Preliminary Results

We have not yet completed our September 30, 2015 financial statements. However, we currently expect the following financial results for the three months ended September 30, 2015:

(in thousands, except per share data)	Preliminary Results for the Three Months Ended September 30, 2015
Revenue	$3,187
Research and development	$16,004
Selling, general and administrative	$9,228
Operating loss	$(23,588)
Net loss	$(25,864)
Net loss per share	$(0.21)

In addition, our condensed consolidated balance sheet and cash flow information is as follows:

September 30, 2015
(in thousands)
Balance Sheet Information:
Cash and cash equivalents	$5,801
Restricted cash	2,092
Other current assets	2,726

Total current assets	10,619
Property, plant and equipment, net	79,126
Other assets	10,062

Total assets	$99,807

Accounts payable and accrued expenses	$28,177
Other current liabilities	5,153

Total current liabilities	33,330
Long-term debt	80,595
Deferred revenue	17,550

Total liabilities	131,475
Total stockholders’ deficit	(31,668)

Total liabilities and stockholders’ deficit	$99,807

Three Months Ended September 30, 2015
(in thousands)
Cash flow information:
Net cash used in operating activities	$(13,623)
Net cash used in investing activities	(2,785)
Net cash provided by financing activities	9,894
Effect of exchange rate changes	12

Net decrease in cash	(6,502)
Cash beginning of period	12,303

Cash end of period	$5,801

Because the financial statements for the three months ended September 30, 2015 have not yet been finalized, the above information regarding the period is subject to change and actual results for the period may differ materially from the preliminary results. Please see “Disclosure Regarding Forward-Looking Statements” below. In addition, preliminary results for the period are not necessarily indicative of the results that may be expected for the year ending June 30, 2016 or any other future period.

THE OFFERING

Securities offered by us	Up to an aggregate of 790 shares, for up to an aggregate of $7,900,000, of our Series A Preferred Stock, and up to 7,900,000 shares of our common stock issuable upon conversion of the Series A Preferred Stock and up to 52,100,000 additional shares of common stock that we may issue, at our sole discretion in lieu of cash, as a conversion premium, or in payment of dividends on such shares of Series A Preferred Stock. The number of additional common shares that we may issue as a conversion premium or in payment of dividends, is dependent on the dividend rate which can range from 0% to 15% depending on our underlying stock price at the time of conversion and assuming no triggering event has occurred. The terms of the Series A Preferred Stock will include those stated in a Certificate of Designations of Preferences, Powers, Rights and Limitations (the “Certificate of Designations”) establishing and designating the Series A Preferred Stock that has been filed with the Secretary of State of the State of Delaware and which will be filed as an exhibit to a Current Report on Form 8-K and incorporated into this prospectus supplement and the accompanying prospectus and the registration statement of which they form a part by reference.

Offering price	The purchase price for the Series A Preferred Stock will be $10,000 per share with a 5% original issue discount.

Dividends	The holder of the Series A Preferred Stock is entitled to accrued dividends in the amount of 8.00% per annum, subject to certain adjustments as described below, payable upon redemption, upon conversion and when, as and if declared by our board of directors.

Maturity	Seven years after the issuance date.

Conversion	The Series A Preferred Stock is convertible, in whole or in part, at any time after the issuance, at the option of the holder, into such number of shares of common stock equal to $10,000 per share of Series A Preferred Stock, or the “Face Value”, multiplied by the number of shares of Series A Preferred Stock to be converted divided by the conversion rate of $1.00. The Series A Preferred Stock may also be converted into shares of common stock at our option if there has been a minimum of $20 million, or 5 times the Face Value of Series A Preferred Stock being converted, whichever is lower; in aggregate trading volume in the prior 20 Trading Days, and if the volume-weighted average of our common stock is at least $.50, subject at all times to the Beneficial Ownership Limitation (as defined below) and certain other conditions set forth in the Certificate of Designations. Upon conversion, we shall pay the holders of the Series A Preferred Stock being converted a conversion premium equal to the amount of dividends that such shares would have otherwise been issued if they had been held through the maturity date (“Conversion Premium”).

The holder of the Series A Preferred Stock will be prohibited from converting shares of Series A Preferred Stock into shares of our common stock if, as a result of the conversion, the holder, together with its affiliates, would beneficially own more than 4.99% of the total number of shares of our common stock then issued and outstanding (provided, however, that holder may increase such amount to 9.99% upon not less than 61 days’ prior notice to us), which is referred to herein as the “Beneficial Ownership Limitation”.

We will not issue any shares of common stock pursuant to the Certificate of Designations if the issuance of such shares, collectively with certain additional shares of common stock issued or issuable pursuant to other Company transactions that are aggregated under the NASDAQ Listing Rules, would exceed the aggregate number of shares of common stock we may issue upon conversion of the Series A Preferred Stock without breaching our obligations under NASDAQ Listing Rule 5635(d), except that such limitation will not apply (i) following stockholders approval (the “Approval”) in accordance with the requirements of NASDAQ Listing Rule 5635(d) or a waiver from NASDAQ of Listing Rule 5635(d), or the Approval, or (2) if the holder of the Series A Preferred Stock or we obtain a written opinion from counsel that the Approval is not required.

Shares of Series A Preferred Stock shall mature seven years following the issuance date, at which time such shares will automatically convert into shares of Common Stock. However, we may redeem in cash at maturity, at our option, at an amount per share equal to 100% of the liquidation value for the shares being redeemed.

The dividends and Conversion Premium may be paid in cash or, at our option, shares of common stock. If we elect to pay the dividends or Conversion Premium amount in the form of common stock, the number of shares to be issued shall be calculated by using: (i) if there is no Triggering Event (as such term is defined in the Certificate of Designations), 95.0% of the average of the five lowest individual daily volume weighted average prices during the applicable measurement period, which may be non-consecutive, less $0.05 per share of common stock, not to exceed 100% of the lowest sales price on the last day of such measurement period, less $0.05 per share of common stock, or (ii) following any Triggering Event, 80.0% of the lowest daily volume weighted average price during any measurement period, less $0.10 per share of common stock, not to exceed 80.0% of the lowest sales price on the last day of any measurement period, less $0.10 per share of common stock.

Credit Risk Adjustment

The dividend rate will adjust (i) downward by an amount equal to 100 basis points for each amount, if any, equal to $0.05 per share of common stock that the volume weighted average price of our common stock on any trading day rises above $1.50, down to a minimum of 0.0%; and (ii)

upward by an amount equal to 150 basis points for each amount, if any, equal to $0.05 per share of common stock that volume weighted average price of our common stock on any trading day falls below $0.70, up to a maximum of 15.0%.

In addition, the dividend rate will adjust upward by 10.0% upon any Triggering Event.

Redemption	The Company will have the right, in its sole and absolute discretion, to redeem for cash all or any portion of the shares of Series A Preferred Stock then outstanding by paying the holder the following with respect to such shares: (i) if the redemption takes place on or after the seven-year anniversary of issuance (the “Dividend Maturity Date”), the Face Value, plus an amount equal to any accrued but unpaid dividends thereon; (ii) if the redemption takes place prior to the Dividend Maturity Date, the Company will have the right at any time (i) prior to or upon closing, effectuation or occurrence of a Deemed Liquidation Event or a Strategic Transaction, as defined in the Certificate of Designations or (ii) provided no Triggering Event has occurred, upon 30 days prior written notice, in its sole and absolute discretion, to redeem all or any portion of the shares of Series A Preferred Stock then outstanding by paying holder in cash an amount per share of Series A Preferred Stock (the “Early Redemption Price”) equal to the sum of the following: (a) 100% of the Face Value, plus (b) the Conversion Premium, minus (c) any dividends that have been paid, for each share of Series A Preferred Stock redeemed.

Ranking	The Series A Preferred Stock will, with respect to dividend rights and rights upon liquidation, winding-up or dissolution, rank; (a) senior to the Company’s Common Stock; (b) senior to any other series of the Preferred Stock, or senior, pari passu or junior with respect to Preferred Stock issued in a Strategic Transaction, as defined in the Certificate of Designations; and (c) junior to all existing and future indebtedness of the Company. Except with respect to Preferred Stock issued in a Strategic Transaction, as defined in the Certificate of Designations, without the prior written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock (voting separately as a single class), the Company may not issue any additional shares of Series A Preferred Stock, or any other Preferred Stock that is pari passu or senior to the Series A Preferred Stock with respect to any rights for a period of 6 months after the earlier of such date (i) a registration statement is effective and available for the resale of all Conversion Shares (as defined in the Certificate of Designations) or (ii) Securities Act Rule 144 is available for the immediate unrestricted resale of all Conversion Shares (as defined in the Certificate of Designations).

Voting rights	Except as required by applicable law or as set forth herein, the holders of shares of Series A Preferred Stock will have no right to vote on any matters, questions or proceedings of this Company including, without limitation, the election of directors except: (a) during a period where a dividend (or part of a dividend) is in arrears; (b) on a proposal to reduce the Company’s share capital; (c) on a resolution to approve the terms of a buy-back agreement; (d) on a proposal to wind up the Company; (e) on a proposal for the disposal of the Company’s property, business and undertaking; and (f) during the winding-up of the entity. Where a holder of Series A Preferred Shares has a right to vote, they shall have one vote per holder on a resolution on a show of hands and one vote per share of Series A Preferred Stock on a resolution conducted on a poll.

Liquidation	Upon any liquidation, dissolution or winding up of the Company (including any Deemed Liquidation Event as set forth in the Certificate of Designations), the holders of Series A Preferred Stock will be entitled to be paid out of our assets available for distribution to our stockholders, pari passu with holders of our preferred stock and common stock an amount equal to $10,000.00, plus any accrued but unpaid dividends thereon.

Use of Proceeds	We intend to use the net proceeds of this offering for general corporate purposes, including working capital. See “Use of Proceeds” on page S-16 of this prospectus supplement.

Risk factors	An investment in our common stock involves a high degree of risk. See the information contained in or incorporated by reference under “Risk Factors” on page S-12 of this prospectus supplement, page 3 of the accompanying prospectus, page 16 of our Annual Report on Form 10-K for the fiscal year ended June 30, 2015 and under similar headings in the other documents that are incorporated by reference herein, as well as the other information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus.

NASDAQ Global Market listing	Our common stock is quoted and traded on NASDAQ under the symbol “UNIS.”

Australian Securities Exchange listing	Our Chess Depositary Interests (each representing one-sixth of one share of Unilife common stock) are listed on the Australian Securities Exchange under the symbol “UNS.”

Market for the Series A Preferred Stock	There is no established public trading market for the Series A Preferred Stock and we do not expect a market to develop. In addition, we do not intend to apply for listing the Series A Preferred Stock on any securities exchange.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should carefully consider the risks described below, together with all of the other information contained in this prospectus supplement and the accompanying prospectus and incorporated by reference herein and therein, including from our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, and subsequent Current Reports on Form 8-K. Some of these factors relate principally to our business and the industry in which we operate. Other factors relate principally to your investment in our securities. The risks and uncertainties described therein and below are not the only risks facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also materially and adversely affect our business and operations.

If any of the matters included in the following risks were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially and adversely affected. In such case, you may lose all or part of your investment.

Risks Relating to this Offering

Future sales or the potential for future sales of our securities may cause the trading price of our common stock to decline and could impair our ability to raise capital through subsequent equity offerings.

Sales of a substantial number of shares of our common stock or other securities in the public markets, or the perception that these sales may occur, could cause the market price of our common stock or other securities to decline and could materially impair our ability to raise capital through the sale of additional securities.

If you purchase the securities sold in this offering, you may experience dilution if we issue additional equity securities in future financing transactions.

If we issue additional common stock, or securities convertible into or exchangeable or exercisable for common stock, our stockholders, including investors who purchase shares in this offering, will experience dilution, and any such issuances may result in downward pressure on the price of our common stock. In addition, we intend to raise additional capital through one or more methods, any of which could be highly dilutive to the Stockholders of the Company upon the completion of such transaction. The fact that such transactions may occur may cause the market price of our common stock to decline. Future sales of securities could have an adverse effect on the market price of our Common Stock.

We may issue a significant number of additional shares of Common Stock on conversion of the Series A Preferred Stock.

The Series A Preferred Stock, is convertible into 7,900,000 shares of our common stock upon conversion of the Series A Preferred Stock. The number of additional shares of common stock upon conversion of the Series A Preferred Stock is variable. Additional common shares that we may issue, at our sole discretion in lieu of cash, as a conversion premium or in payment of dividends on such shares of Series A Preferred Stock is dependent on the dividend rate which can range from 0% to 15% depending on our underlying stock price at the time of conversion and assuming no triggering event has occurred. The Company has reserved 60,000,000 shares of common stock for the conversion of the Series A Preferred Stock. However in the event of a significant decline in the market price of our common stock, if we elect to issue shares of common stock in lieu of cash to convert any Series A Preferred Stock Shares or dividends pursuant to the terms of the Certificate of Designations, the number of shares that we could be required to pay could significantly increase, which could require us to issue a substantial number of shares of common stock in addition to the 60,000,000 shares already reserved.

There is no public market for the Series A Preferred Stock being offered in this offering.

There is no established public trading market for the Series A Preferred Stock being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Series A Preferred Stock on any securities exchange. Without an active market, the liquidity of the Series A Preferred Stock will be limited.

Investors who convert their Series A Preferred Stock into common stock will incur immediate dilution in the net tangible book value per share of the common stock issuable upon conversion.

Upon conversion of Series A Preferred Stock, you will experience immediate and substantial dilution because the per share conversion price of your shares of Series A Preferred Stock of $1.00 will be higher than the net tangible book value per share of the outstanding common stock immediately after this offering. As of June 30, 2015, our tangible net book value per share was $(0.21).

Holders of the Series A Preferred Stock will have no rights as holders of common stock until they acquire common stock.

Until a holder acquires shares of common stock upon conversion of the Series A Preferred Stock, the holder will have no rights as a holder of our common stock, including rights to vote. Upon conversion of Series A Preferred Stock, the holder will be entitled to exercise the rights of a holder of common stock only as to matters for which the record date occurs after the conversion date.

We have broad discretion in the use of the net proceeds of this offering and, despite our efforts, we may use the proceeds in a manner that does not improve our operating results or increase the value of an investment in the Series A Preferred Stock.

We currently anticipate that the net proceeds from the sale of the Series A Preferred Stock will be used for general corporate purposes, including working capital. Our management will have broad discretion over the use and investment of the net proceeds of this offering, and, accordingly, investors in this offering will need to rely upon the judgment of our management with respect to the use of proceeds, with only limited information concerning our specific intentions. These proceeds could be applied in ways that do not improve our operating results or increase the value of an investment in the Series A Preferred Stock. Please see the section entitled “Use of Proceeds” on page S-16 of this prospectus supplement for further information.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain forward looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward looking statements. The words “anticipate,” “believe,” “could,” “estimate,” “expect,” “potential,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “should,” “would” and similar expressions are intended to identify forward looking statements, although not all forward looking statements contain these identifying words.

The forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein include, among other things, statements about:

•	our expectations related to the use of proceeds, if any, from this offering;

•	our ability to obtain additional funding to continue our operations and pay our expenses;

•	our ability to complete a transaction which would enhance shareholder value as a result of our exploration of strategic alternatives;

•	our ability to develop and achieve substantial sales of our products to our customers;

•	legal and regulatory requirements and developments in the U.S. and foreign countries;

•	the clinical development, therapeutic efficacy and market acceptance of our customers’ product candidates;

•	the ability to satisfy our debt obligations and comply with our restrictive covenants;

•	existing, recently enacted and future legislation and reimbursement practices regarding the healthcare system;

•	our financial performance;

•	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

•	our ability to continue as a going concern for the next 12 months;

•	the success of competing products that are or become available;

•	obtaining and maintaining intellectual property protection for our technology and products;

•	our ability to maintain and perform under our customer agreements;

•	our exposure to manufacturing and other business disruptions;

•	our ability to limit our exposure to product liability lawsuits;

•	our ability to successfully manage our growth;

•	our exposure to scrutiny and increased expenses as a result of being a public company;

•	the impact on the cost and availability of raw materials and certain components due to potential supply changes

•	our ability to maintain and protect our information technology systems; and

•	our failure to recruit or retain key personnel or to retain our executive officers.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included in this prospectus supplement, particularly under “Risk Factors” that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations or investments we may make.

You should read this prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference herein and therein completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. You should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. Before deciding to purchase our securities, you should carefully consider the risk factors discussed and incorporated by reference in this prospectus supplement and the accompanying prospectus and in the registration statement of which this prospectus supplement and the accompanying prospectus form a part.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $7.25 million, after deducting estimated offering expenses.

We intend to use the net proceeds from the sale of the shares of common stock offered hereby for general corporate purposes, including working capital.

As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Accordingly, our management will have broad discretion in the application of these proceeds.

Pending the use of the net proceeds, we intend to invest the net proceeds in short-term, interest-bearing instruments and investment grade securities.

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering up to an aggregate of $7,900,000 of our Series A Redeemable Convertible Preferred Stock, or Series A Preferred Stock.

The 7,900,000 shares of common stock issuable upon conversion of the 790 shares of Series A Preferred Stock and up to 52,100,000 shares of common stock that may be issued as a Conversion Premium, or may be issued, at our sole discretion in lieu of cash, in payment of dividends on such shares of Series A Preferred Stock are also being offered pursuant to this prospectus supplement and the accompanying prospectus.

Common Stock

A description of the common stock we are offering pursuant to this prospectus supplement is set forth hereunder and under the heading “Description of Capital Stock” starting on page 5 of the accompanying prospectus. As of September 30, 2015, we had 139,110,228 shares of common stock outstanding.

Series A Redeemable Convertible Preferred Stock

General

We are currently authorized to issue 50,000,000 shares of preferred stock, par value $0.01 per share. Our board of directors has the authority to issue shares of preferred stock in one or more series and to fix the rights of each series. These rights may include dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences, sinking fund terms, and the number of shares that constitute any series. The board of directors may exercise this authority without any further action by our stockholders. Our board of directors has designated 5,000 shares of preferred stock as Series A Redeemable Convertible Preferred Stock, or Series A Preferred Stock. As of November 5, 2015, there were zero shares of Series A Preferred Stock outstanding.

This prospectus supplement summarizes specific terms and provisions of the Series A Preferred Stock. Terms that apply generally to our preferred stock are described under “Description of Capital Stock” in the accompanying prospectus. The terms of the Series A Preferred Stock will include those stated in a Certificate of Designations of Preferences, Powers, Rights and Limitations (the “Certificate of Designations”) establishing and designating the Series A Preferred Stock that has been filed with the Secretary of State of the State of Delaware and which will be filed as an exhibit to a Current Report on Form 8-K and incorporated into this prospectus supplement and the accompanying prospectus and the registration statement of which they form a part by reference.

The following summary of the terms and provisions of the Series A Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of our third amended and restated certificate of incorporation, as amended, including the Certificate of Designations for the Series A Preferred Stock (the “Certificate of Incorporation”). You should read our Certificate of Incorporation, including the Certificate of Designations, for the provisions that are important to you.

Maturity

Seven years after the issuance date.

Ranking

The Series A Preferred Stock will, with respect to dividend rights and rights upon liquidation, winding-up or dissolution, rank; (a) senior to the Company’s Common Stock; (b) senior to any other series of the Preferred Stock, or senior, pari passu or junior with respect to Preferred Stock issued in a Strategic Transaction, as defined in the Certificate of Designations; and (c) junior to all existing and future indebtedness of the Company. Except with respect to Preferred Stock issued in a Strategic Transaction, as defined in the Certificate of Designations, without the prior written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock (voting separately as a single class), the Company may not issue any additional shares of Series A Preferred Stock, or any other Preferred Stock that is pari passu or senior to the Series A Preferred Stock with respect to any rights for a period of 6 months after the earlier of such date (i) a registration statement is effective and available for the resale of all Conversion Shares (as defined in the Certificate of Designations), or (ii) Securities Act Rule 144 is available for the immediate unrestricted resale of all Conversion Shares (as defined in the Certificate of Designations).

Dividends

The holder of the Series A Preferred Stock is entitled to accrued dividends in the amount of 8.00% per annum, subject to certain adjustments as described below, payable upon redemption, upon conversion and when, as and if declared by our board of directors.

Conversion

The Series A Preferred Stock is convertible, in whole or in part, at any time after the issuance, at the option of the holder, into such number of shares of common stock equal to $10,000 per share of Series A Preferred Stock, or the Face Value, multiplied by the number of shares of Series A Preferred Stock divided by the conversion rate of $1.00. The Series A Preferred Stock may also be converted into shares of common stock at our option if there has been a minimum of $20 million, or 5 times the Face Value of Series A Preferred Stock being converted, whichever is lower; in aggregate trading volume in the prior 20 Trading Days, and if the volume-weighted average of our common stock is at least $.50, subject at all times to the Beneficial Ownership Limitation (as defined below) and certain other conditions set forth in the Certificate of Designations (collectively, the “Equity Conditions”). Upon conversion, we shall pay the holders of the Series A Preferred Stock being converted a Conversion Premium equal to the amount of dividends that such shares would have otherwise issued if they had been held through the maturity date.

Shares of Series A Preferred Stock shall mature seven years following the issuance date, at which time such shares will automatically convert into shares of Common Stock. However, we may redeem in cash at maturity, at our option, an amount per share equal to 100% of the liquidation value for the shares being redeemed.

The dividends and Conversion Premium may be paid in cash or, subject to meeting the Equity Conditions, at our option, shares of common stock. If we elect to pay the dividends or Conversion Premium amount in the form of common stock, the number of shares to be issued shall be calculated by using: (i) if there is no Triggering Event (as such term is defined in the Certificate of Designations), 95.0% of the average of the five lowest individual daily volume weighted average prices during the applicable measurement period, which may be non-consecutive, less $0.05 per share of common stock, not to exceed 100% of the lowest sales price on the last day of such measurement period, less $0.05 per share of common stock, or (ii) following any Triggering Event, 80.0% of the lowest daily volume weighted average price during any measurement period, less $0.10 per share of common stock, not to exceed 80.0% of the lowest sales price on the last day of any measurement period, less $0.10 per share of common stock.

The holder of the Series A Preferred Stock will be prohibited from converting shares of Series A Preferred Stock into shares of our common stock if, as a result of the conversion, the holder, together with its affiliates, would beneficially own more than 4.99% of the total number of shares of our common stock then issued and outstanding (provided, however, that holder may increase such amount to 9.99% upon not less than 61 days’ prior notice to us), which is referred to herein as the “Beneficial Ownership Limitation”.

We will not issue any shares of common stock pursuant to the Certificate of Designations if the issuance of such shares, collectively with certain additional shares of Common Stock issued or issuable pursuant other Company’s transactions that are aggregated under the NASDAQ Listing Rules, would exceed the aggregate number of shares of common stock we may issue upon conversion of the Series A Preferred Stock without breaching our obligations under NASDAQ Listing Rule 5635(d), except that such limitation will not apply (1) following stockholder approval in accordance with the requirements of NASDAQ Listing Rule 5635(d) or a waiver from NASDAQ of Listing Rule 5635(d), or the Approval, or (2) if the holder of the Series A Preferred Stock or we obtain a written opinion from counsel that such Approval is not required.

Credit Risk Adjustment

The dividend rate will adjust (i) downward by an amount equal to 100 basis points for each amount, if any, equal to $0.05 per share of common stock that the volume weighted average price of our common stock on any trading day rises above $1.50, down to a minimum of 0.0%; and (ii) upward by an amount equal to 150 basis points for each amount, if any, equal to $0.05 per share of common stock that volume weighted average price of our common stock on any trading day falls below $0.70, up to a maximum of 15.0%.

In addition, the dividend rate will adjust upward by 10.0% upon any Triggering Event.

Activity Restrictions

For so long as holder or any of its affiliates holds any Series A Preferred Stock or Conversion Shares (as defined in the Certificate of Designations), neither holder nor any affiliate will: (1) vote any shares of Common Stock owned or controlled by it, sign or solicit any proxies, attend or be present at a shareholder meeting for purposes of determining a quorum, or seek to advise or influence any person with respect to any voting securities of Company; (2) engage or participate in any actions, plans or proposals which relate to or would result in (a) acquiring additional securities of Company, alone or together with any other person, which would result in beneficially owning or controlling more than 9.99% of the total outstanding Common Stock or other voting securities of Company, (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Company or any of its subsidiaries, (c) a sale or transfer of a material amount of assets of Company or any of its subsidiaries, (d) any change in the present board of directors or management of Company, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board, (e) any material change in the present capitalization or dividend policy of Company, (f) any other material change in Company’s business or corporate structure, including but not limited to, if Company is a registered closed-end investment company, any plans or proposals to make any changes in its investment policy for which a vote is required by Section 13 of the Investment Company Act of 1940, (g) changes in Company’s charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of Company by any Person, (h) a class of securities of Company being delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association, (i) a class of equity securities of Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, or (j) any action, intention, plan or arrangement similar to any of those enumerated above; or (3) request Company or its directors, officers, employees, agents or representatives to amend or waive any provision of this section.

No Short Selling

Neither the holder nor any affiliate will engage in or effect, directly or indirectly, any short sale of common stock, prior to the occurrence of certain triggering events (as described below).

Subsequent Financing

As long as holder holds any Series A Preferred Stock, Company will not enter into any agreement that in any way restricts its ability to enter into any agreement, amendment or waiver with holder, including without limitation any agreement to offer, sell or issue to holder any preferred stock, common stock or other securities of

Company, other than (1) in a Strategic Transaction, as defined in the Certificate of Designations or (2) an agreement that generally restricts the ability of Company to issue any equity securities for a period not to exceed 90 days following the date of such agreement. Until 60 days after the closing of this offering, Company will not enter into any equity or convertible financing pursuant to which shares of Common Stock may effectively be issued (i) at a discount, (ii) at a variable price or where the price or number of shares are subject to any type of variability or reset feature, or (iii) pursuant to a shelf registration or with registration rights. Notwithstanding the foregoing, Company may enter into financing of the type set forth above: (a) with holder; (b) pursuant to existing agreements which are not amended after the date of the stock purchase agreement; (c) in an underwritten public offering of Common Stock at a fixed price; (d) for non-convertible debt with no equity component; (e) with an existing investor or lender as of the date of the stock purchase agreement; or (f) in a Strategic Transaction, as defined in the Certificate of Designations.

Voting Rights

Except as required by applicable law or as set forth herein, the holders of shares of Series A Preferred Stock will have no right to vote on any matters, questions or proceedings of this Company including, without limitation, the election of directors except: (a) during a period where a dividend (or part of a dividend) is in arrears; (b) on a proposal to reduce the Company’s share capital; (c) on a resolution to approve the terms of a buy-back agreement; (d) on a proposal to wind up the Company; (e) on a proposal for the disposal of the Company’s property, business and undertaking; and (f) during the winding-up of the entity. Where a holder of Series A Preferred Shares has a right to vote, they shall have one vote per holder on a resolution on a show of hands and one vote per share of Series A Preferred Stock on a resolution conducted on a poll.

Liquidation

Upon any liquidation, dissolution or winding up of the Company (including any Deemed Liquidation Event as set forth in the Certificate of Designations), the holders of Series A Preferred Stock will be entitled to be paid out of our assets available for distribution to our stockholders, pari passu with holders of our preferred stock and common stock an amount equal to $10,000.00, plus any accrued but unpaid dividends thereon.

Redemption

The Company will have the right, in its sole and absolute discretion, to redeem for cash all or any portion of the shares of Series A Preferred Stock then outstanding by paying the holder the following with respect to such shares: (i) if the redemption takes place on or after the seven-year anniversary of issuance (the “Dividend Maturity Date”), the Face Value, plus an amount equal to any accrued but unpaid dividends thereon; (ii) if the redemption takes place prior to the Dividend Maturity Date, the Company will have the right at any time (i) prior to or upon closing, effectuation or occurrence of a Deemed Liquidation Event or a Strategic Transaction, as defined in the Certificate of Designations or (ii) provided no Triggering Event has occurred, upon 30 days prior written notice, in its sole and absolute discretion, to redeem all or any portion of the shares of Series A Preferred Stock then outstanding by paying holder in cash an amount per share of Series A Preferred Stock (the “Early Redemption Price”) equal to the sum of the following: (a) 100% of the Face Value, plus (b) the Conversion Premium, minus (c) any dividends that have been paid, for each share of Series A Preferred Stock redeemed.

Triggering Events

Upon the occurrence of the following triggering events, the dividend rate will adjust upward by 10.0%:

(i)	Holder does not timely receive shares of common stock upon conversion following a conversion notice;

(ii)	Any material breach or failure to perform any covenant or provision of the Certificate of Designations, the stock purchase agreement, or any transaction document, by us, which in the case of a default that is curable and has not occurred before, is not cured within five trading days;

(iii)	Any representation or warranty made by us in the stock purchase agreement or any transaction document shall be untrue or materially incorrect in any respect as of the date when made or deemed made;

(iv)	The occurrence of any default or event of default under any material agreement, lease, document or instrument to which we or any of our subsidiary is obligated, including without limitation of an aggregate of at least $500,000 of indebtedness, provided that the foregoing shall not include trade payables incurred in the ordinary course of business unless there is a final judgment entered by a court with respect to such default;

(v)	While any registration statement is required to be maintained effective, the effectiveness of the registration statement lapses for any reason, including, without limitation, the issuance of a stop order, or the Registration Statement, or the prospectus contained therein, is unavailable to holder sale of all Conversion Shares (as defined in the Certificate of Designations) for any 5 or more Trading Days, which may be non-consecutive;

(vi)	The suspension from trading or the failure of the common stock to be trading or listed on the NASDAQ Global Market or New York Stock Exchange, other than a temporary suspension from trading of not more than two days upon the request of the Company or the applicable Trading Market in connection with the dissemination of material news;

(vii)	Our notice to holder of our intention not to comply, as required, with a conversion notice at any time;

(viii)	Bankruptcy, insolvency, reorganization or liquidation proceedings or other similar proceedings initiated by or against us or any subsidiary and, in case of initiation by third party, an order for relief is entered or the proceedings are not be dismissed within 30 days of their initiation;

(ix)	The appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, or other similar official proceedings of us or any subsidiary, or the admission by us of our inability to pay our debts or the taking of any action by any person to commence a foreclosure sale or any other similar action under any applicable law;

(x)	A judgment or judgments for the payment of money aggregating in excess of $250,000 are rendered against us or any of our subsidiaries and are not stayed or satisfied within 30 days of entry;

(xi)	We do not for any reason timely comply with the reporting requirements of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder, including without limitation timely filing when first due all periodic reports;

(xii)	Any regulatory, administrative or enforcement proceeding is initiated against us or any subsidiary (except to the extent an adverse determination would not have a material adverse effect on our business, properties, assets, financial condition or results of operations or prevent the performance by us of any material obligation under the transaction documents); or

(xiii)	Any material provision of this Certificate of Designations shall at any time for any reason cease to be valid and binding on or enforceable against the parties thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by us or any subsidiary or any governmental authority having jurisdiction over us, seeking to establish the invalidity or unenforceability thereof, or we or any subsidiary denies that we have any liability or obligation purported to be created under this Certificate of Designations.

DIVIDEND POLICY

We have never declared or paid dividends on our common stock and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. Payment of cash dividends, if any, in the future will be at the discretion of our board of directors and will depend on applicable law and then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. However, our Series A Preferred Stock carries a dividend of 8% per annum, based on the Face Value of $10,000 per share of Series A Preferred Stock, payable in cash or, at our option and subject to the satisfaction of certain conditions, in shares of common stock. Dividends on the Series A Preferred Stock are accrued from the date of issuance through the date of conversion thereof.

PLAN OF DISTRIBUTION

We are directly selling up to 790 shares of Series A Preferred Stock to one institutional investor pursuant to a stock purchase agreement that we intend to enter into on November 9, 2015. The purchase price for each share of Series A Preferred Stock is $10,000 with a 5% original issue discount.

In addition, the stock purchase agreement will provide that we will reimburse the institutional investor for $10,000 of its legal expenses in connection with this offering.

We estimate that the total expenses of this offering payable by us will be approximately $250,000.

LEGAL MATTERS

Certain legal matters for us will be passed upon for us by Duane Morris LLP, Philadelphia, Pennsylvania.

EXPERTS

The consolidated financial statements of Unilife Corporation as of June 30, 2015 and 2014, and for each of the years in the three-year period ended June 30, 2015, and management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2015 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the June 30, 2015 consolidated financial statements contains an explanatory paragraph that states that the Company has incurred recurring losses from operations and has limited cash resources, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus are part of the registration statement on Form S-3 we filed with the SEC under the Securities Act of 1933, as amended, and do not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus supplement and the accompanying prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated herein by reference for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement. This means that we can disclose important information to you by referring you to other documents we have filed separately with the SEC, without actually including the specific information in this prospectus supplement. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC (and that is deemed to be “filed” with the SEC) will automatically update, and may supersede, information in this prospectus supplement. We incorporate by reference the documents listed below which have been filed (but not furnished) by us.

•	Our Annual Report on Form 10-K for the fiscal year ended June 30, 2015 filed with the SEC on September 14, 2015;

•	Our Current Reports on Form 8-K filed with the SEC on July 1, 2015, July 30, 2015 (Film No. 151014075), July 30, 2015 (Film No. 151014081), July 30, 2015 (Film No. 151014230), July 31, 2015, August 19, 2015, August 25, 2015, August 28, 2015, September 2, 2015, September 18, 2015, October 2, 2015, October 7, 2015, October 16, 2015 and October 30, 2015;

•	Our definitive proxy statement on Schedule 14A, filed on October 2, 2015;

•	The description of our common stock contained in Item 11 of Amendment No. 4 to our registration statement on Form 10 filed on February 11, 2010 (registration no. 001-34540) with the SEC, including any amendment or report filed for the purpose of updating such description; and

•	All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination or completion of the offering of securities under this prospectus shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing such reports and other documents.

We make available free of charge on our website our annual, quarterly and current reports, including amendments to such reports, as soon as reasonably practicable after we electronically file such material with, or furnish such material to, the SEC. Please note, however, that we have not incorporated any other information by reference from our website, other than the documents listed under the heading “Incorporation of Certain Information by Reference.” In addition, you may request copies of these filings at no cost, by writing or telephoning us at the following address or telephone number:

Corporate Secretary

Unilife Corporation

250 Cross Farm Lane

York, Pennsylvania 17406

(717) 384-3400

You should rely only on the information provided or incorporated by reference in this prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the cover page of such documents.

PROSPECTUS

UNILIFE CORPORATION

$200,000,000

Common Stock, Preferred Stock,

Debt Securities, Warrants and Units

and

600,000 Shares of Common Stock

This prospectus covers our offer and sale from time to time of any combination of common stock, preferred stock, debt securities, warrants or units described in this prospectus in one or more offerings. This prospectus provides a general description of the securities we may offer and sell. Each time we offer and sell securities we will provide specific terms of the securities offered in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. The aggregate offering price of all securities sold by us under this prospectus may not exceed $200,000,000.

This prospectus also covers the resale by selling stockholders identified in the “Selling Stockholders” section of this prospectus of up to an aggregate of 600,000 shares of our common stock issuable upon the exercise of warrants previously issued. We will not receive proceeds from the sale of shares of our common stock by the selling stockholders. We may receive proceeds from the exercise of the warrants whose underlying shares of common stock are covered by this prospectus.

The securities may be offered and sold by us or selling stockholders from time to time at fixed prices, at market prices or at negotiated prices, and may be offered and sold to or through one or more underwriters, dealers or agents or directly to purchasers on a continuous or delayed basis. See “Plan of Distribution.”

Our common stock is currently listed on the Nasdaq Global Market under the symbol “UNIS”. On September 8, 2014, the last reported sale price of our common stock on the Nasdaq Global Market was $2.47 per share.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information.

Investing in these securities involves risks, including those set forth in the “Risk Factors” section of our most recent Annual Report on Form 10-K, as revised or supplemented by our Quarterly Reports on Form 10-Q filed with the SEC since the filing of our most recent Annual Report on Form 10-K, each of which is incorporated by reference into this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

This prospectus is dated October 3, 2014.

Neither we nor any selling stockholder has authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any accompanying prospectus supplement. This prospectus and any accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. “Unilife,” “Company,” “we,” “us” and “our” refer to Unilife Corporation and its consolidated subsidiaries

-i-

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC. This prospectus covers the primary offering by us of up to an aggregate of $200,000,000 of securities and the secondary offering by the selling stockholders identified herein of up to an aggregate of 600,000 shares of our common stock issuable upon the exercise of warrants previously issued. We may offer and sell any combination of the securities described in this prospectus and the selling stockholders may offer and sell shares of common stock in one or more offerings. This prospectus provides you with a general description of the securities we may offer and sell. Each time we offer and sell securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street NE, Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference facilities by calling the SEC at 1-800-SEC-0330. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC at its principal office at 100 F Street NE, Room 1580, Washington, D.C. 20549-1004. The SEC maintains an Internet website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are accessible through the Internet at that website. Our reports on Forms 10-K, 10-Q and 8-K, and amendments to those reports, are also available for download, free of charge, as soon as reasonably practicable after these reports are filed with the SEC, at our website at www.unilife.com. The content contained in, or that can be accessed through, our website is not a part of this prospectus.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:

•	Our Annual Report on Form 10-K for the fiscal year ended June 30, 2014 that we filed with the SEC on September 15, 2014; and

•	Our Current Reports on Form 8-K filed with the SEC on July 30, 2014 and August 29, 2014; and

•	Description of our common stock contained in Item 11 of Amendment No. 4 to our registration statement on Form 10 filed on February 11, 2010 (registration no. 001-34540) with the SEC, including any amendment or report filed for the purpose of updating such description;

•	All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of the initial filing of the registration statement of which this prospectus is a part and prior to the effectiveness of such registration statement; and

•	All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before we stop offering the securities under this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus but not delivered with this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from Mr. John Ryan, Senior Vice President, General Counsel & Secretary at 250 Cross Farm Lane, York, Pennsylvania 17406, telephone (717) 384-3400.

The most recent information that we file with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this prospectus, commencing on the date on which the filing is made.

Information furnished under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) in any past or future Current Report on Form 8-K that we file with the SEC, unless otherwise specified in such report, is not incorporated by reference in this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements.

These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to our management. Our management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results, events and developments to differ materially from our historical experience and our present expectations or projections. Before making an investment decision, you should carefully consider these risks as well as any other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement. You should read this prospectus and the documents that we have filed as exhibits to the registration statement of which this prospectus forms a part in their entireties.

RISK FACTORS

Our business is influenced by many factors that are difficult to predict, and that involve uncertainties that may materially affect actual operating results, cash flows and financial condition. Before making an investment decision, you should carefully consider these risks, including those set forth in the “Risk Factors” section of our most recent Annual Report on Form 10-K, as revised or supplemented by our Quarterly Reports on Form 10-Q filed with the SEC since the filing of our most recent Annual Report on Form 10-K, each of which is incorporated by reference into this prospectus, and you should also carefully consider any other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement.

UNILIFE CORPORATION

Overview

We are a designer, manufacturer and supplier of innovative injectable drug delivery systems that can enhance and differentiate the injectable drugs, biologics and vaccines, or collectively injectable therapies, of our pharmaceutical and biotechnology customers. We have a broad portfolio of proprietary product platforms, including pre-filled syringes, drug reconstitution delivery systems, auto-injectors, wearable injectors, ocular delivery systems and other novel injectable drug delivery systems. Products within each platform are highly differentiated from competitors with a series of innovative features designed to optimize the safe, simple and convenient administration of an injectable therapy. We sell our products directly to pharmaceutical and biotechnology companies who incorporate them into the drug-device combination product that is supplied pre-filled and ready for administration by end-users such as health-care providers or patients. Products within each of our platforms can be customized by us to address specific customer, therapy, patient or commercial requirements.

Proprietary Technology Platforms and Products

We have developed a broad portfolio of innovative, differentiated injectable drug delivery systems that are designed for use with a range of injectable therapies. Existing and prospective customers can select from a series of platform-based technologies, including pre-filled syringes, wearable injectors, auto-injectors, drug reconstitution systems and ocular delivery systems. A multitude of product configurations and proprietary features are available within each platform, and we are able to further customize each product to specific customer, therapy, patient or commercial requirements.

You can get more information regarding our business and industry by reading our most recent Annual Report on Form 10-K and the other reports we file with the SEC. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

Corporate Information

Our principal executive offices are located at 250 Cross Farm Lane, York, Pennsylvania 17406, and our telephone number is (717) 384-3400. Our website address is www.unilife.com. The information on, or that can be accessed through, our website is not part of this prospectus.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, we anticipate that the net proceeds from our sale of any securities will be used for general corporate purposes, including working capital, acquisitions, retirement of debt and other business opportunities. In the case of sales by the selling stockholders, we will not receive any of the proceeds from such sales; however, we may receive proceeds from cash payments made in connection with the exercise of warrants held by the selling stockholders that are covered by this prospectus.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED

STOCK DIVIDENDS

Earnings were insufficient to cover fixed charges by $50,374,000, $60,698,000, $50,098,000, $39,954,000 and $29,439,000 during the fiscal years ended June 30, 2014, 2013, 2012, 2011 and 2010, respectively. “Earnings” consists of net loss from continuing operations before income tax expense and fixed charges. “Fixed charges” consist of interest expense, capitalized interest and the portion of rents that we believe to be representative of the interest factor. The foregoing sets forth our consolidation ratio of earnings to combined fixed charges and preferred stock dividends for the periods presented. Currently, we have no shares of preferred stock outstanding and have not paid any dividends on preferred stock in the periods presented.

DESCRIPTION OF SECURITIES

We may offer shares of our common stock and preferred stock, various series of debt securities, warrants or units to purchase any of such securities, with a total value of up to $200,000,000, from time to time in one or more offerings under this prospectus at prices and on terms to be determined by market conditions at the time of the offering. This prospectus provides you with a general description of the securities that we may offer. In connection with each offering, we will provide a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered, including, to the extent applicable:

•	designation or classification;

•	aggregate offering price;

•	rates and times of payment of dividends;

•	redemption, conversion or exchange terms;

•	conversion or exchange prices or rates and any provisions for changes to or adjustments in the conversion or exchange prices or rates and in the securities or other property receivable upon conversion or exchange;

•	restrictive covenants;

•	voting or other rights; and

•	important federal income tax considerations.

The prospectus supplement also may add, update or change information contained in this prospectus or in documents we have incorporated by reference. However, no prospectus supplement will offer a security that is not included in the Registration Statement at the time of its effectiveness or offer a security of a type that is not described in this prospectus.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 250,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. As of September 8, 2014, 109,377,837 shares of our common stock, and no shares of our preferred stock, were outstanding.

Common Stock

Holders of our common stock are entitled to receive dividends when and as declared by our board of directors out of funds legally available. Holders of our common stock are entitled to one vote for each share on all matters voted on by stockholders, including the election of directors. Holders of our common stock do not have any conversion, redemption or preemptive rights. In the event of our dissolution, liquidation or winding up, holders of our common stock are entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors and the aggregate liquidation preference of any preferred stock then outstanding. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. All outstanding shares of our common stock are, and any shares of common stock that we may issue in the future will be, fully paid and non-assessable.

Preferred Stock

We may issue any class of preferred stock in any series. Our board of directors has the authority to establish and designate series, and to fix the number of shares included in each such series and the variations in the relative rights, preferences and limitations as between series, provided that, if the stated dividends and amounts payable on liquidation are not paid in full, the shares of all series of the same class shall share ratably in the payment of dividends including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full, and in any distribution of assets other than by way of dividends in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full. Shares of each series when issued shall be designated to distinguish the shares of each series from shares of all other series.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes certain general terms and provisions of our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. The following description of debt securities will apply to the debt securities offered by this prospectus unless we provide otherwise in the applicable prospectus supplement. The applicable prospectus supplement for a particular series of debt securities may specify different or additional terms.

We may offer under this prospectus up to $200,000,000 aggregate principal amount of secured or unsecured debt securities, or if debt securities are issued at a discount, or in a foreign currency or composite currency, such principal amount as may be sold for an initial public offering price of up to $200,000,000. The debt securities may be either senior debt securities, senior subordinated debt securities or subordinated debt securities. The debt securities offered hereby will be issued under an indenture between us and a trustee. A form of indenture, which will be qualified under, subject to, and governed by, the Trust Indenture Act of 1939, as amended, is filed as an exhibit to the registration statement.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and detailed or determined in the manner provided in a board of directors’ resolution, an officers’ certificate or by an indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to the series, including any pricing supplement.

We can issue debt securities that may be in one or more series with the same or various maturities, at par, at a premium or at a discount. We will set forth in a prospectus supplement, including any pricing supplement, relating to any series of debt securities being offered, the initial offering price, the aggregate principal amount and the following terms of the debt securities:

•	the title of the debt securities;

•	the price or prices (expressed as a percentage of the aggregate principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which we will pay the principal on the debt securities;

•	the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where the principal of, and premium and interest on, the debt securities will be payable;

•	the terms and conditions upon which we may redeem the debt securities;

•	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;

•	the dates on which and the price or prices at which we will repurchase the debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the currency of denomination of the debt securities;

•	the designation of the currency, currencies or currency units in which payment of principal of, and premium and interest on, the debt securities will be made;

•	if payments of principal of, and premium or interest on, the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•	the manner in which the amounts of payment of principal of, and premium or interest on, the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;

•	any addition to or change in the events of default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any other terms of the debt securities, which may modify or delete any provision of the indenture as it applies to that series; and

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities.

We may issue debt securities that are exchangeable and/or convertible into shares of our common stock or any class or series of preferred stock. The terms, if any, on which the debt securities may be exchanged and/or converted will be set forth in the applicable prospectus supplement. Such terms may include provisions for conversion, either mandatory, at the option of the holder or at our option, in which case the number of shares of common stock, preferred stock or other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the prospectus supplement.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Payment of Interest and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as Depositary, or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a book-entry debt security), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a certificated debt security), as described in the applicable prospectus supplement.

Certificated Debt Securities

You may transfer or exchange certificated debt securities at the trustee’s office or paying agencies in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may transfer certificated debt securities and the right to receive the principal of, and premium and interest on, certificated debt securities only by surrendering the old certificate representing those certificated debt securities and either we or the trustee will reissue the old certificate to the new holder or we or the trustee will issue a new certificate to the new holder.

Book-Entry Debt Securities

We may issue the debt securities of a series in the form of one or more book-entry debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. We may issue book-entry debt securities in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any book-entry debt security.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, common stock, preferred stock or other securities or any combination of the foregoing. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

The prospectus supplement relating to any warrants that we may offer will include specific terms relating to the offering. We will file the form of any warrant agreement with the SEC, and you should read the warrant agreement for provisions that may be important to you. The prospectus supplement will include some or all of the following terms:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•	the designation, number and terms of the debt securities, common stock, preferred stock or other securities purchasable upon exercise of the warrants, and procedures by which those numbers may be adjusted;

•	the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date, if any, on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	any terms, procedures and limitations relating to the transferability, exchange, exercise, amendment or termination of the warrants; and

•	any adjustments to the terms of the warrants resulting from the occurrence of certain events or from the entry into or consummation by us of certain transactions.

DESCRIPTION OF UNITS

As specified in any applicable prospectus supplement, we may issue units consisting of one or more warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities.

SELLING STOCKHOLDERS

Selling Stockholders for the Secondary Offering of up to 600,000 Shares of Common Stock

An aggregate of 600,000 shares of common stock issuable upon the exercise of previously issued warrants may be offered for sale and sold from time to time pursuant to this prospectus by the selling stockholders. The term “selling stockholders” includes the stockholders listed below and their transferees, pledgees, donees, assignees or other successors. We are paying all of the expenses in connection with such registration and the sale of the shares, other than selling commissions and the fees and expenses of counsel and other advisors to the selling stockholders. Information concerning the selling stockholders may change from time to time, and any changed information will be set forth if and when required in prospectus supplements or other appropriate forms permitted to be used by the SEC. Except as otherwise disclosed herein, to our knowledge, none of the selling stockholders is a broker-dealer and/or affiliated with a broker-dealer. The selling stockholders in the following table acquired or will acquire their shares upon exercise of warrants issued to them in December 2010 and August 2012 for services they provided to us in connection with the development of our new manufacturing facility. These warrants are exercisable at $5.30 per share.

Unless otherwise indicated, the selling stockholders have sole voting and investment power with respect to their shares of common stock. All of the information contained in the table below is based solely upon information provided to us by the selling stockholders or otherwise known by us. In addition to the shares offered hereby, which represent such shares of our common stock issuable upon exercise of previously issued warrants by the respective selling stockholders, the selling stockholders may otherwise beneficially own our shares of common stock as a result of, among others, open market purchases, which information is not obtainable by us without undue effort and expense. The selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which the information regarding the shares beneficially owned was last known by us, all or a portion of the shares beneficially owned in transactions exempt from the registration requirements of the Securities Act.

The number of shares outstanding and the percentages of beneficial ownership are based on 109,377,837 shares of our common stock outstanding as of September 8, 2014.

For the purposes of the following table, the number of shares of our common stock beneficially owned has been determined in accordance with Rule 13d-3 under the Exchange Act, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which a selling stockholder has sole or shared voting power or investment power and also any shares which that selling stockholder has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option.

Name of Selling Stockholder	Number of Shares Beneficially Owned Prior to the Offering	Number of Shares Offered	Number of Shares Beneficially Owned After the Offering	% of Common Stock Beneficially Owned After the Offering
Consultants who received warrants as consideration for their consulting services provided to the Company:
Keystone Redevelopment Group	27,500	27,500	0	0
RCMN, LLC	93,750	93,750	0	0
Loughery Family Investments, LLC	66,250	66,250	0	0
Artillio Family Investments, LLC	93,750	93,750	0	0
Gregory Ventresca	93,750	93,750	0	0
John LaProcido	225,000	225,000	0	0

PLAN OF DISTRIBUTION

We and/or the selling stockholders, if applicable, may sell the securities in one or more of the following ways (or in any combination) from time to time:

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

Each time we offer and sell securities under this prospectus, we will file a prospectus supplement. The prospectus supplement will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and the proceeds to be received by Unilife, if any;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If we and/or the selling stockholders, if applicable, use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

We and/or the selling stockholders, if applicable, may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We and/or the selling stockholders, if applicable, may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from Unilife at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

In offering the shares covered by this prospectus, the selling stockholders, and any broker-dealers and any other participating broker-dealers who execute sales for the selling stockholders, may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Any profits realized by the selling stockholders and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions.

Underwriters and agents may be entitled under agreements entered into with Unilife and/or the selling stockholders, if applicable, to indemnification by Unilife and/or the selling stockholders, if applicable, against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for Unilife and its affiliates in the ordinary course of business.

Each series of securities will be a new issue of securities and will have no established trading market other than the common stock which is listed on the Nasdaq Global Market. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange.

EXPERTS

The consolidated financial statements of Unilife Corporation as of June 30, 2014 and 2013 and for each of the years in the three-year period ended June 30, 2014 and management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2014 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the June 30, 2014 consolidated financial statements contains an explanatory paragraph that states that the Company has incurred recurring losses from operations and has limited cash resources, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

LEGAL MATTERS

Pepper Hamilton LLP will provide us with an opinion as to certain legal matters in connection with the securities being offered hereby.

Up to $7,900,000 of Series A Redeemable Convertible Preferred Stock

Prospectus Supplement

November 7, 2015